Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Rare Element Resources Ltd.’s Registration Statements on Form S-8 (File Nos. 333-170022 and 333-184983) of our report dated March 17, 2020, except for Note 2, which is dated March 26, 2021 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

Plante & Moran, PLLC

March 26, 2021

Denver, Colorado